Exhibit 99.2

CHINA TELETECH LIMITED Unaudited Consolidated Financial Statements September 30, 2010 and December 31, 2009 (Stated in US Dollars)

China Teletech Limited

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To:           The Board of Directors and Stockholders of
 China Teletech Limited

We have reviewed the accompanying interim consolidated balance sheets of China Teletech Limited (the “Company”) as of September 30, 2010 and December 31, 2009, and the related statements of income, stockholders’ equity, and cash flows for the three and nine-month periods ended September 30, 2010 and 2009.  These interim consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with United States generally accepted accounting principles.

South San Francisco, California October 15, 2010	Samuel H. Wong & Co., LLP Certified Public Accountants

China Teletech Limited
Consolidated Balance Sheets
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)

	Notes	09/30/2010	12/31/2009
ASSETS
Current Assets
Cash and Cash Equivalent	2D	$669,346	$337,490
Other Receivable	3	171,770	160,962
Inventories	2E	237,531	253,118
Advance to Suppliers	2F	-	117,008
Prepaid Expenses		126,245	123,677
Total Current Assets		1,204,892	992,255

Non-Current Assets
Property, Plant & Equipment, net	2G,4	25,045	28,526
Deposit		258	258

TOTAL ASSETS		$1,230,195	$1,021,039

LIABILITIES
Current Liabilities
Accounts Payable		$1,944	$2,116
Taxes Payable		268,698	225,197
Other Payable		204,230	86,724
Related Party Payable	5	76,292	52,887
Accrued Liabilities		-	40,000
Total Current Liabilities		551,164	406,924

TOTAL LIABILITIES		$551,164	$406,924

STOCKHOLDERS' EQUITY
Registered Capital		$10	$10
Additional Paid in Capital		1,292,606	1,410,246
Statutory Reserve	2I,7	-	-
Retained Earnings		(751,112)	(915,942)
Accumulated Other Comprehensive Income	2J	137,527	119,801
TOTAL STOCKHOLDERS' EQUITY		679,031	614,115

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$1,230,195	$1,021,039

See Notes to Consolidated Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Operations
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

		3 Months	9 Months	3 Months	9 Months
		Ended	Ended	Ended	Ended
	Notes	09/30/2010	09/30/2010	09/30/2009	09/30/2009
Revenues
Sales	2K	$3,742,736	$10,607,966	$2,950,665	$7,643,015
Cost of Sales	2L	3,616,492	10,263,411	2,824,369	7,323,500
Gross Profit		126,244	344,555	126,295	319,515

Operating Expenses
Selling Expenses	2M	13,309	31,959	15,173	33,458
General & Administrative Expenses	2N,6	(44,908)	109,584	48,890	171,847
Total Operating Expense		(31,599)	141,543	64,064	205,305

Operating Income/(Loss)		157,843	203,012	62,232	114,211

Other Income (Expenses)
Other Income		1	40	-	1,213
Other Expenses		-	(57)	(175)	(292)
Interest Income		1	8	4	70
Interest Expense		-	-	(21)	(163)
Total Other Income/(Expense)		2	(9)	(192)	827

Earnings before Tax		157,845	203,003	62,040	115,038

Income Tax	2Q	(16,295)	(38,173)	(17,226)	(30,844)

Net Income		$141,550	$164,830	$44,814	$84,193
Earnings per share
Basic	$14,155.00	$16,483.00	$4,481.40	$8,419.30
Diluted	$14,155.00	$16,483.00	$4,481.40	$8,419.30

Weighted average shares outstanding
Basic	10	10	10	10
Diluted	10	10	10	10

See Notes to Consolidated Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Changes in Stockholders’ Equity
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)

						Accumulated
	Number		Additional			Other
	of	Registered	Paid in	Statutory	Retained	Comprehensive
	Shares	Capital	Capital	Reserve	Earnings	Income	Total
Balance at January 1, 2009	10	$10	$1,410,246	$-	$(929,770)	$109,279	$589,765
Net Income	-	-	-	-	13,828	-	13,828
Distribution of Dividends	-	-	-	-	-	-	-
Unrealized Gain/(Loss) on Investment	-	-	-	-	-	9,004	9,004
Foreign Currency Translation Adjustment	-	-	-	-	-	1,518	1,518
Balance at December 31, 2009	10	$10	$1,410,246	$-	$(915,942)	$119,801	$614,115

Balance at January 1, 2010	10	$10	$1,410,246	$-	$(915,942)	$119,801	$614,115
Net Income	-	-	-	-	164,830	-	164,830
Redemption of Capital	-	-	(117,640)	-	-	-	(117,640)
Distribution of Dividends	-	-	-	-	-	-	-
Unrealized Gain/(Loss) on Investment	-	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	17,726	17,726
Balance at September 30, 2010	10	$10	1,292,606	$-	$(751,112)	$137,527	$679,031

	Comprehensive Income
	12/31/2009	09/30/2010	Accumulated Total
Net Income	$13,828	$164,830	$178,658
Unrealized Gain/(Loss) on Investment	9,004	-	9,004
Foreign Currency Translation Adjustment	1,518	17,726	19,244
	$24,350	$182,556	$206,906

See Notes to Consolidated Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Cash Flows
For the three and nine months ended September30, 2010 and 2009
(Stated in US Dollars)

	3 Months	9 Months	3 Months	9 Months
	Ended	Ended	Ended	Ended
	09/30/2010	09/30/2010	09/30/2009	09/30/2009
Cash Flows from Operating Activities
Cash Received from Customers	$3,737,899	$10,594,590	$2,889,099	$7,268,845
Cash Paid to Suppliers & Employees	(3,491,571)	(10,283,413)	(2,813,548)	(7,485,379)
Interest Received	1	8	4	70
Interest Paid	-	-	(21)	(163)
Taxes Paid	7,312	1,398	(30,841)	(30,844)
Miscellaneous Receipts	1	40	-	1,213

Cash Sourced/(Used) in Operating Activities	253,642	312,623	44,693	(246,258)

Cash Flows from Investing Activities
Proceeds on Disposition of Property, Plant and Equipment	-	1,507	-	12,870
Purchase of Property, Plant and Equipment	(617)	-	-	-
Cash Used/(Sourced) in Investing Activities	(617)	1,507	-	12,870

Cash Flows from Financing Activities
Cash Sourced/(Used) in Financing Activities	-	-	-	-

Net Increase/(Decrease) in Cash & Cash Equivalents for the Period	253,025	314,130	44,693	(233,388)

Effect of Other Comprehensive Income	14,554	17,726	695	1,493

Cash & Cash Equivalents at Beginning of Period	401,767	337,490	432,508	709,791

Cash & Cash Equivalents at End of Period	$669,346	$669,346	$477,896	$477,896

See Notes to Consolidated Financial Statements and Accountant’s Report

China Teletech Limited
Reconciliation of Net Cash Provided by Operating Activities
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

	3 Months	9 Months	3 Months	9 Months
	Ended	Ended	Ended	Ended
	09/30/2010	09/30/2010	09/30/2009	09/30/2009

Net Income	$141,550	$164,830	$44,814	$84,193

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:

Depreciation	1,508	1,975	883	7,856
Gain on disposition of property, plant and equipment	-	-	-	(1,214)
Decrease/(Increase) in Accounts Receivable	-	-	6,428	21,009
Decrease/(Increase) in Other Receivable	(4,837)	112,869	(18,799)	(291,273)
Decrease/(Increase) in Inventories	194,104	15,587	(24,578)	(51,022)
Decrease/(Increase) in Advance to Suppliers	-	117,007	6,524	(6,435)
Decrease/(Increase) in Prepaid Expenses	-	(126,245)
Increase/(Decrease) in Accounts Payable	(36)	(172)	2	(135)
Increase/(Decrease) in Taxes Payable	20,613	43,501	17,561	31,458
Increase/(Decrease) in Other Payable	4,792	(134)	61,053	63,211
Increase/(Decrease) in Related Party Payable	(64,052)	23,405	(45,045)	(45,045)
Increase/(Decrease) in Accrued Liabilities	(40,000)	(40,000)	-	-
Increase/(Decrease) in Customer Deposits	-	-	(4,150)	(58,861)

Total of all adjustments	112,092	147,793	(121)	(330,451)

	$253,642	$312,623	$44,693	$(246,258)

See Notes to Consolidated Financial Statements and Accountant’s Report

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

1.	The Company and Principle Business Activities

Organizational Structure

China Teletech Limited (the “Company”), formerly “Sierra Vista Group Limited,” is a British Virgin Islands Company, incorporated on January 30, 2008 under the British Virgin Islands Business Companies Act, 2004.  The Company was formed for the purpose of providing a group structure to enhance the viable capacity as discussed below of a variable interest entity and a wholly owned subsidiary located in the People’s Republic of China (“PRC”); namely, (a) Shenzhen Rongxin Investment Co., Ltd. (“Shenzhen Rongxin”) and (b) Guangzhou Yueshen Taiyang Network and Technology Co., Ltd. (“Guangzhou Yueshen”) respectively, and to undergo a reverse merger transaction with China Teletech Limited (“CTI”) , formerly “Stream Horizon Studios, Inc.”, which may include an equity financing in the near future. The Company’s primary business operations are conducted through Shenzhen Rongxin and Guangzhou Yueshen. Pursuant to a share transfer agreement, the Company agreed to purchase 100% of the shares of Guangzhou Yueshen for a price of RMB 800,000.  The share purchase was approved by the Guangzhou government in PRC on September 8, 2010.

Share Exchange Agreement

CTI was incorporated under the laws of the Province of British Columbia, Canada on October 1, 2001.  CTI was formerly a subsidiary of Wavelit, Inc., a Nevada corporation. CTI will be spun off from its parent to the shareholders of Wavelit, Inc where the shareholders of Wavelit, Inc. will receive an aggregate of 8,750,000 common shares. CTI is in the process of submitting a Form S-1 to register the securities that it will issue in this transaction. Concurrently, CTI is applying to have its common shares independently quoted on the Over the Counter Bulletin Board Market in the United States of America.

Upon declaration of effectiveness by the US Securities and Exchange Commission of the Form S-1, CTI will enter into reverse merger transaction via a share exchange agreement with the Company.  Under the terms of the share exchange agreement, CTI will issue an aggregate of 241,250,000 shares of common stock to the shareholders of the Company for 100% of the outstanding stock of the Company.

As the share exchange transaction between the Company and CTI has not been completed as at September 30, 2010, no recapitalization of the Company has occurred.

Variable Interest Entity Agreement

The Company entered into three contractual agreements that for accounting purposes will be collectively known as the variable interest entity (“VIE”) agreement, with Mr. Liu Dong and Mr. Zhao Yuan who beneficially own Shenzhen Rongxin 51% and 49%, respectively.  The VIE agreement entitles the Company to 100% of the future earnings and losses of Shenzhen Rongxin.  The Company accounted for the VIE agreement, in accordance to ASC 810-10, by consolidating Shenzhen Rongxin as a wholly owned subsidiary because the Company has the authority to (1) direct the operations of the Shenzhen Rongxin, (2) provide financial support for Shenzhen Rongxin, and (3) the Company is primary beneficiary of the results of operations of Shenzhen Rongxin.  The significant terms of the VIE agreement are detailed by each contract below:

I.      Exclusive Option Agreement

The Company, or parties designated by the Company, has been granted the irrevocable right to purchase all or part of the ownership interest of Shenzhen Rongxin at any time when the Exclusive Option Agreement is in effect.  The purchase price for all of the ownership interest of Shenzhen Rongxin is RMB$10,000,000 or 80% of the appraised value of Shenzhen Rongxin, subject to PRC laws at the time of exercising the option.   If the Company chooses to purchase part of the ownership interest, the purchase price will be 80% of the appraised value of Shenzhen Rongxin.  Mr. Liu Dong and Mr. Zhao Yuan cannot dispose, assign or mortgage Shenzhen Rongxin’s assets or operations, increase or decrease the registered capital of Shenzhen Rongxin, change the members of the board of directors, distribute dividends, and alter the articles and ownership of Shenzhen Rongxin, without the expressed written consent of the Company.

These rights are exclusively granted to the Company and are not transferable without expressed written consent by Mr. Liu Dong and Mr. Zhao Yuan.

This agreement remains in effect for the Company, Mr. Liu Dong and Mr. Zhao Yuan  and their successors if their rights are assigned, unless this agreement is unanimously terminated by all aforementioned parties.

II.     Shareholders' Voting Agreement

 Mr. Liu Dong and Mr. Zhao Yuan have agreed to attend and vote at any shareholder meeting of Shenzhen Rongxin or otherwise exercise all voting power in accordance with the direction of the Company.

III.    Shares Pledge Agreement

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

Shenzhen Rongxin intended to sell all of its stock to the Company; however, before such transactions could be realized under PRC laws, in order to protect the interest of the shareholders of the Company, Mr. Liu Dong and Mr. Zhao Yuan have pledged all their ownership of Shenzhen Rongxin to the Company.  In the event that there was a significant decline in value and the interest of the shareholders of the Company was undermined, the Company could sell all the stock of Shenzhen Rongxin at its discretion.

Business

Shenzhen Rongxin’s primary business is the wholesale and distribution of mineral water as well as trading of wine.  Shenzhen Rongxin is the exclusive supplier of Tibet Glacial 5100 spring water to the Guangdong Province of PRC, which currently has a population of approximately 110 million people.

Guangzhou Yueshen is principally engaged in the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones, and cellular phone accessories in Guangzhou in the PRC.  Guangzhou Yueshen sells to wholesalers, retailers, and end users.

2.	Summary of Significant Accounting Policies

(A)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

(B)	Consolidation

The consolidated financial statements include all the accounts of the Company and a variable interest entity, Shenzhen Rongxin, and its wholly owned subsidiary, Guangzhou Yueshen.  Inter-company transactions, such as sales, cost of sales, due to/due from balances, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

As of September 30, 2010, the detailed identities of the operating wholly owned subsidiary and variable interest entity are as follows:-

Name of Entities	Date of Incorporation	Place of Incorporation	Attributable Equity Interest	Registered Capital
Shenzhen Rongxin	11/21/1996	PRC	100%	RMB 10,000,000
Guangzhou Yueshen	4/19/2004	PRC	100%	HKD 1,200,000

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

(C)	Use of Estimates

In the preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

(D)	Cash and Cash Equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

(E)	Inventories

Inventories are stated at the lower of cost or market value. Cost is computed using the first-in, first-out method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or estimates based on prevailing market conditions. The inventories include bottles of mineral water, prepaid mineral water cards, rechargeable phone cards, prepaid subway tickets, and mobile phones.

(F)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for the purchase of goods. The advances to suppliers are interest free and unsecured.

(G)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost.  Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized.  When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

Property, plant, and equipment are depreciated using the straight-line method over their estimated useful life with a 10% salvage value.  Their useful lives are as follows:

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

Fixed Assets Classification	Useful Lives
Office Equipment	3 Years
Furniture & Fixture	3 Years
Motor Vehicles	10 Years

(H)	Customer Deposits

Customer deposits represent money that the Company has received from customers in advance for the purchase of goods. The Company considers customer deposits as a liability until the title of goods have been transferred at which point the balance will be credited to sales revenue.

(I)	Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operation. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

(J)	Comprehensive Income

In accordance with SFAS No. 130, “Reporting Comprehensive Income”, comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  The Company’s current components of other comprehensive income are unrealized gain or loss on investment and the foreign currency translation adjustment.

(K)	Recognition of Revenue

Guangzhou Yueshen establishes retail outlets in Guangzhou city for the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones and cellular phone accessories.  The customers include other retailers, wholesalers, Airtime on the rechargeable phone cards is provided by the respective wireless carriers.  The Company is not responsible for the delivery and unutilized portion of airtime minutes.

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

With reference to ASC 605-45-45, Guangzhou Yueshen has recorded the revenue from the sale of its products on a gross basis.  It purchases its inventory from different suppliers and most of them require prepayment before delivery of goods.  It is responsible for damaged, lost or stolen inventory.  Depending on the selection of suppliers, volume of purchases, and the intensity of market competition, the profit margin will vary.

In terms of the timing of recognizing revenue, it is recognized on the transfer of risk and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the titles have been passed at the retail outlets.  Prepayments by customers for phone cards, subway tickets and cellular phone are rare but if any are presented as customer deposits.  Guangzhou Yueshen is not responsible for tracking usage of the airtime or dollar value stored on the phone cards and subway tickets.  These are the responsibilities of the wireless and subway carriers.  Therefore, the earnings process of Guangzhou Yueshen is complete upon delivery of the products to its customers.

Shenzhen Rongxin establishes network in Guangdong Province for the resale of Tibet 5100 mineral water products. Revenue from the sale of mineral water is recognized when goods are delivered to customers or loaded on customers’ pick-up trucks and the titles have been passed.

Neither Guangzhou Yueshen nor Shenzhen Rongxin has any refund policies for the return of goods.

(L)	Cost of Sales

Guangzhou Yueshen’s cost of sales is primarily comprised of cost of purchases.  Freight cost is none or minimal because the Company usually picks up purchases from the suppliers and delivery them to the customers directly at the retail outlets.

Shenzhen Rongxin’s cost of sales consists of cost of mineral water and wine.  Freight cost is none or minimal because the suppliers do not charge freight and the customers for water and wine products pick up the goods themselves.

(M)	Selling Expenses

Selling expenses include outbound freight, salaries of the sales force, client entertainment, commissions, advertising, and office rental expenses.

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

(N)	General & Administrative Expenses

General and administrative expenses are comprised of executive compensation, general overhead such as the finance department and administrative staff, depreciation, travel and lodging, meals and entertainment and utility.

(O)	Advertising Expenses

Costs related to advertising and promotion expenditures are expensed as incurred during the year.  Advertising costs are charged to selling expenses.

(P)	Retirement Benefits

Full-time employees of the Company are entitled to staff welfare benefits including Medicare, welfare subsidies, unemployment insurance, and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. Costs related to the retirement benefits are charged to the Company’s statements of operations as incurred.

(Q)	Income Tax

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that such items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In respect of the Company and its subsidiaries domiciled and operated in the British Virgin Islands and People’s Republic of China, the taxation of these entities are summarized below:

Entities	Countries of Domicile	Income Tax Rate
China Teletech Limited	BVI	0.00%
Shenzhen Rongxin	PRC	25.00%
Guangzhou Yueshen	PRC	25.00%

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

(R)	Foreign Currency Translation

The Company’s two operating subsidiaries Shenzhen Rongxin and Guangzhou Yueshen maintain their financial statements in the functional currency, which is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of Shenzhen Rongxin and Guangzhou Yueshen, which are prepared using the functional currency, have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates, and stockholders’ equity is translated at historical exchange rates. Translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	09/30/10	12/31/09	09/30/09
Year end RMB : USD	6.6981	6.8372	6.8376
Average yearly RMB : USD	6.7803	6.8409	6.8425

Year end HKD : USD	7.7582	7.7551	7.7504
Average yearly HKD : USD	7.7718	7.7522	7.7524

(S)	Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosing of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. SFAS 165 does not significantly change the types of subsequent events that an entity reports, but it requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. SFAS 165 is effective for interim or annual reporting requirements ending after June 15, 2009. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows of the Company.

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

In June 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-01, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162 (“ASU 2009-01”). ASU 2009-01 established the Accounting Standards Codification (the “Codification”) as the source of authoritative GAAP recognized by the FASB to be applied to nongovernmental entities. The Codification supersedes all prior non-SEC accounting and reporting standards. Following ASU 2009-01, the FASB will not issue new accounting standards in the form of FASB

Statements, FASB Staff Positions, or Emerging Issues Task Force abstracts. ASU 2009-01 also modifies the existing hierarchy of GAAP to include only two levels — authoritative and non-authoritative. ASU 2009-01 is effective for financial statements issued for interim and annual periods ending after September 15, 2009, and early adoption was not permitted. The adoption of this standard did not have an impact on the financial position, results of operations or cash flows of the Company.

In August 2009, the FASB issued ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820) - Measuring Liabilities at Fair Value (“ASU 2009-05”). ASU 2009-05 addresses concerns in situations where there may be a lack of observable market information to measure the fair value of a liability, and provides clarification in circumstances where a quoted market price in an active market for an identical liability is not available. In these cases, reporting entities should measure fair value using a valuation technique that uses the quoted price of the identical liability when that liability is traded as an asset, quoted prices for similar liabilities, or another valuation technique, such as an income or market approach. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period subsequent to August 2009 and the adoption of this update did not to have a material impact on the financial position, results of operations, or cash flows of the Company.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (“SFAS 166”). SFAS 166 amends the application and disclosure requirements of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities — a Replacement of FASB Statement 125 (“SFAS 140”), removes the concept of a “qualifying special purpose entity” from SFAS 140 and removes the exception from applying FASB Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51 (“FIN 46(R)”) to qualifying special purpose entities. SFAS 166 is effective for the first annual reporting period that begins after November 15, 2009, and early adoption is not permitted. The adoption of this standard did not have a material impact on the financial position, results of operations or cash flows of the Company.

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”). ASU 2009-13 addresses the accounting for multiple-deliverable arrangements where products or services are accounted for separately rather than as a combined unit, and addresses how to separate 71 deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. Existing GAAP requires an entity to use vendor-specific objective evidence (“VSOE”) or third-party evidence of a selling price to separate deliverables in a multiple-deliverable selling arrangement. As a result of ASU 2009-13, multiple-deliverable arrangements will be separated in more circumstances than under current guidance. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price will be based on VSOE if it is available, on third-party evidence if VSOE is not available, or on an estimated selling price if neither VSOE nor third-party evidence is available. ASU 2009-13 also requires that an entity determine its best estimate of selling price in a manner that is consistent with that used to determine the selling price of the deliverable on a stand-alone basis, and increases the disclosure requirements related to an entity’s multiple-deliverable revenue arrangements. ASU 2009-13 must be prospectively applied to all revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, and early adoption is permitted. Entities may elect, but are not required, to adopt the amendments retrospectively for all periods presented. The Company does not believe that the adoption of this standard will have a material impact on the financial position, results of operations, or cash flows of the Company.

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU 2009-17 replaces the quantitative-based risk and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. ASU 2009-17 also requires additional disclosures about a reporting entity’s involvement in variable interest entities. The provisions of ASU 2009-17 are to be applied beginning in the first fiscal period beginning after November 15, 2009. The Company has adopted this standard and included Guangzhou Yueshen and Shenzhen Rongxin in the consolidated financial statements.

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

In January 2010, the FASB issued ASU 2010-02, Consolidation (Topic 810) — Accounting and Reporting for Decreases in Ownership of a Subsidiary — A Scope Clarification. ASU 2010-02 clarifies that the scope of previous guidance in the accounting and disclosure requirements related to decreases in ownership of a subsidiary apply to (i) a subsidiary or a group of assets that is a business or nonprofit entity; (ii) a subsidiary that is a business or nonprofit entity that is transferred to an equity method investee or joint venture; and (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity. ASU 2010-02 also expands the disclosure requirements about deconsolidation of a subsidiary or derecognition of a group of assets to include (i) the valuation techniques used to measure the fair value of any retained investment; (ii) the nature of any continuing involvement with the subsidiary or entity acquiring a group of assets; and (iii) whether the transaction that resulted in the deconsolidation or derecognition was with a related party or whether the former subsidiary or entity acquiring the assets will become a related party after the transaction. The provisions of ASU 2010-02 will be effective for the first reporting period beginning after December 13, 2009. The adoption of this standard did not have a material impact on the financial position, results of operations or cash flows of the Company.

In January 2010 the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820) —Improving Disclosures About Fair Value Measurements. ASU 2010-06 clarifies the requirements for certain disclosures around fair value measurements and also requires registrants to provide certain additional disclosures about those measurements. The new disclosure requirements include (i) the significant amounts of transfers into and out of Level 1 and Level 2 fair value measurements during the period, along with the reason for those transfers, and (ii) separate presentation of information about purchases, sales, issuances and settlements of fair value measurements with significant unobservable inputs. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009. The adoption of this standard did not have a material impact on the financial position, results of operations or cash flows of the Company.

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

3.	Other Receivable

	09/30/2010	12/31/2009

Shenzhen Shengqing Technology Co., Ltd.	$15,094	$11,861
Beijing Xin Century Co., Ltd.	1,976	1,936
JinJing Co., Ltd.	107,493	105,306
Shenzhen Ziyang Investment Consultant Co., Ltd.	42,728	41,859
China Telecom Corporation Limited Settlement Center	4,479	-
	$171,770	$160,963

The amounts receivable from Shenzhen Shengqing Technology Co., Ltd., Beijing Xin Century Co., Ltd. and China Telecom Corporation Limited Settlement Center are unsecured, and interest free and repayable by December 2010. The amounts receivable from JinJing Co., Ltd. and Shenzhen Ziyang Investment Consultant Co., Ltd. are unsecured and repayable on demand.   When JinJing Co., Ltd. and Shenzhen Ziyang Investment Consultant Co., Ltd. commence their business and become profitable, the Company is entitled to a share of the profit to be negotiated at that time.

4.	Property, Plant and Equipment

		Accumulated
09/30/2010	Cost	Depreciation	Net
Office Equipment	$12,599	$11,221	$1,378
Motor Vehicles	25,380	1,713	23,667
	$37,979	$12,935	$25,045

		Accumulated
12/31/2009	Cost	Depreciation	Net
Office Equipment	$14,622	$10,960	$3,662
Motor Vehicles	24,864	-	24,864
	$39,486	$10,960	$28,526

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

5.	Related Party Payable

	09/30/2010	12/31/2009

Mr. Liu Dong, shareholder of Shenzhen Rongxin	$22,307	$-
Mr. Liu Yong, brother of Mr. Liu Dong	8,002	7,835
Mr. Zhao Yuan, shareholder of Shenzhen Rongxin	45,983	45,052
	$76,292	$52,887

The outstanding related party payables do not bear any interest or collateral and are repayable on demand.  There is no impact to the Company’s earnings for the three-month period ended September 30, 2010 and for the year ended December 31, 2009.

6.            General & Administrative Expenses

Included in general and administrative expenses are 73,743 in recovery of bad debts.  An allowance was set up in 2007 for RMB 500,000 receivable from an unrelated individual called Li Ping. The receivable was subsequently collected in full during the quarter ended September 30, 2010.

7.            Statutory Reserve

In compliance with PRC laws, the Company is required to appropriate a portion of its net income to its statutory reserve up to a maximum of 50% of an enterprise’s registered capital in the PRC.  The Company had future unfunded commitments, as provided below.

	09/30/2010	12/31/2009

PRC Subsidiaries Registered Capital
Shenzhen Rongxin	$1,206,753	$1,206,753
Guangzhou Yueshen	153,502	153,502

Statutory Reserve Ceiling based on 50% of PRC Registered Capital	680,128	680,128

Less: Retained Earnings appropriated to Statutory Reserve	-	-

Reserve Commitment Outstanding	$680,128	$680,128

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)
8.           Operating Segments

The Company individually tracks the performance of its operating subsidiaries Shenzhen Rongxin and Guangzhou Yueshen. Shenzhen Rongxin’s business activities involve the trading of mineral water and wine. Guangzhou Yueshen is primarily engaged in distribution of prepaid phone cards and subway tickets.

The following is a presentation of the Company’s financial position and operation results for its operating entities as of September 30, 2010 and December 31, 2009, and for the period and year then ended.

Financial Position As of

9/30/2010	Phone Card	Subway Card	Water	Wine	Mobile Phone	Total
Current Assets	$597,533	$24,897	$72,427	$508,996	$1,039	$1,204,892
Non-Current Assets	22,873	953	178	1,260	39	25,303
Total Assets	620,406	25,850	72,605	510,256	1,078	1,230,195

Current Liabilities	299,977	12,499	28,813	209,365	510	551,164
Non-Current Liabilities
Total Liabilities	299,977	12,499	28,813	209,365	510	551,164

Net Assets	320,429	13,351	43,792	300,891	568	679,031

Total Liabilities & Net Assets	$620,406	$25,850	$72,605	$510,256	$1,078	$1,230,195

Results of Operations For the nine-month period ended

9/30/2010	Phone Card	Subway Card	Water	Wine	Mobile Phone	Total
Revenue	$7,784,125	$324,338	$268,595	$2,217,917	$12,991	$10,607,966
Cost of Goods sold	7,650,980	318,791	242,940	2,037,630	13,070	10,263,411
Gross Profit	133,145	5,547	25,655	180,287	(79)	344,555

Operating Expense	46,672	1,945	11,476	81,370	80	141,543
Operating Profit	86,473	3,602	14,179	98,917	(159)	203,012

Other Income	36	2	(6)	(41)	-	(9)
Earnings before Tax	86,509	3,604	14,173	98,876	(159)	203,003
Income Tax Expense	(7,544)	(314)	(3,775)	(26,527)	(13)	(38,173)

Net Income	$78,965	$3,290	$10,398	$72,349	$(172)	$164,830

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

Financial Position As of

12/31/2009	Phone Card	Subway Card	Water	Wine	Mobile Phone	Total
Current Assets	$386,451	$165,622	$121,881	$317,118	$1,183	$992,255
Non-Current Assets	11,210	4,804	3,536	9,199	34	28,784
Total Assets	397,661	170,426	125,416	326,318	1,217	1,021,039

Current Liabilities	158,484	67,922	49,983	130,050	485	406,924
Non-Current Liabilities	-	-	-	-	-	-
Total Liabilities	158,484	67,922	49,983	130,050	485	406,924

Net Assets	239,178	102,505	75,433	196,267	732	614,115

Total Liabilities & Net Assets	$397,661	$170,426	$125,416	$326,318	$1,217	$1,021,039

Results of Operations For the year ended

12/31/2009	Phone Card	Subway Card	Water	Wine	Mobile Phone	Total
Revenue	$7,057,398	$3,024,599	$212,380	$450,626	$58,455	$10,803,459
Cost of Goods sold	6,897,664	2,956,142	162,002	319,550	57,966	10,393,324
Gross Profit	159,734	68,458	50,378	131,077	489	410,135

Operating Expense	(141,074)	(60,460)	(44,493)	(115,764)	(432)	(362,223)
Operating Profit	18,660	7,997	5,885	15,312	57	47,912

Other Income	302	129	95	248	1	775
Earnings before Tax	18,962	8,127	5,980	15,560	58	48,687
Income Tax Expense	(13,576)	(5,818)	(4,282)	(11,141)	(42)	(34,859)

Net Income	$5,386	$2,308	$1,699	$4,419	$16	$13,828

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)
9.           Income Tax

All of the Company’s operations are in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporate income tax rate is 25%.  The provision for income taxes for PRC sourced net income amounted to $38,173 and $30,844 for the nine-month periods ended September 30 2010 and 2009, respectively.

Income before taxes consists of the following:

	September 30, 2010	September 30, 2009
Income (loss) before taxes:
BVI	$(23,039)	$(8,340)
PRC	226,042	123,378
Total income before taxes	$203,003	$115,038

Provision for taxes:
Current:
BVI	$-	$-
PRC	38,173	30,844
	38,173	30,844

Deferred:
BVI	-	-
PRC	-	-
	-	-
Total provision for taxes	$38,173	$30,844
Effective tax rate	18.80%	26.82%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Deferred tax assets and liabilities have not been accrued as at September 30, 2010 and December 31, 2009 because the accounting bases of assets and liabilities approximate their tax values and because the Company’s tax loss arose from BVI where the income tax rate is nil.

The differences between the PRC income tax rates and the Company's effective tax rate for the nine-month periods ended September 30, 2010 and 2009 are shown in the following table:

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

	September 30, 2010	September 30, 2009
PRC income tax rates	25.00%	25.00%
Adjustments of prior periods	0.00%	0.00%
Effect of deferred income taxes	(6.20)%	1.82%
Effective tax rate	18.80%	26.82%

10.           Concentration of Risk

Shenzhen Rongxin is subject to supply shortage risk because its purchases of mineral water for resale are sourced from a single vendor, Tibet Glacial Mineral Water Co., Ltd. (“Tibet Glacial”). On January 1, 2009, Shenzhen Rongxin entered into a purchase agreement whereby Tibet Glacial would provide spring water at fixed price until December 31, 2012 and in return, Shenzhen Rongxin needed to consume no less than 140,000 trunks of bottle water per year.

11.           Economic, Political, and Legal Risks

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the economic, political, legal environment, and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, restriction on international remittances, and rates and methods of taxation, among other things.

12.           Spin-off

Stream Horizons Studio, Inc. was engaged in the production of video for broadcast over the internet. The following tabulation summarizes its financial position and operation result as of and for the period ended July 31, 2009 following the spin-off from Wave-lit, Inc.

China Teletech Limited
Notes to Consolidated Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

Stream Horizons Studio, Inc.
Condensed Balance Sheet		Condensed Statement of Income

Assets		Sales revenue	$-
Current assets	$-	Cost of sales	-
Non-current assets	-	Gross Profit	-
Total assets	-
		Other income	757,095
Liabilities
Current liabilities	-	Income tax	-
Total liabilities	-
		Net Income	$757,095

Stockholders' Equity
Common Stock	$-
Additional Paid in Capital	89,111
Accumulated Other Comprehensive Income	148,551
Retained Earnings	(237,662)
Total Stockholders' Equity	$-

Other income of $757,095 comes from forgiveness of debts payable to the stockholders of Stream Horizon Studio Inc., whereas the other comprehensive income of $148,551 comes from accumulated foreign exchange gains between United States and Canadian dollars.  Stream Horizon Studio Inc. ceased the production of video for broadcast over the internet in 2007.  The Company has not included the results of operations for Stream Horizon up to and the end of July 31 2009 as shown above.

13.           Subsequent Event

Subsequent to year end, the Company agreed to purchase 100% equity interest in Shenzhen Rongxin from Mr. Liu Dong and Mr. Zhao Yuan for RMB 5,000,000.  The completion of these transactions is pending approval by the business bureaus in PRC.